Exhibit 99.1

For Immediate Release

ABBOTT REPORTS 13.9 PERCENT SALES INCREASE
IN THE FIRST QUARTER

— Company Provides 2005 HUMIRA® Sales Forecast of More Than $1.2 Billion Based on
Strong Global Demand; Hospira Spin-Off on Track for Second Quarter —

ABBOTT PARK, Ill., April 8, 2004 — Abbott Laboratories today announced financial results for the first quarter ended March 31, 2004.

•                  Worldwide sales for the quarter were $5.216 billion, up 13.9 percent from $4.580 billion in the first quarter of 2003. Total sales were favorably impacted 4.9 percent due to the effect of exchange rates.

•                  Abbott’s diluted earnings per share increased 11.8 percent to $0.57, excluding previously announced one-time charges related to acquisitions and the planned spin-off of Hospira — within the company’s previous guidance of $0.55 to $0.57. Diluted earnings per share under Generally Accepted Accounting Principles (GAAP) increased 2.0 percent to $0.52.

•                  U.S. pharmaceutical sales grew 24.4 percent, driven by strong growth across virtually all branded products, including Depakote®, Synthroid®, TriCor®, Omnicef® and Ultane®.

•                  Worldwide HUMIRA® sales were $149 million, including $47 million in international sales, exceeding company forecasts. As a result, Abbott for the first time is providing worldwide sales guidance of more than $1.2 billion for 2005.

•                  Medical Products Group sales grew 9.2 percent in the quarter, led by 10.9 percent growth in Ross Products sales, double-digit growth in global Abbott Diabetes Care (formerly MediSense Products) and more than 20 percent growth in global Abbott Vascular Devices.

“We continue to gain momentum in our Medical Products Group with the U.S. nutritionals business delivering its best sales performance in five years,” said Miles D. White, chairman and chief executive officer. “In the diagnostics division we were pleased with the award of new contracts and the launch of 17 diagnostic products, including the cardiac marker, BNP. In addition, we have just completed the acquisition of TheraSense, a leader in blood glucose monitoring devices.

“Our Pharmaceutical Products Group had another outstanding quarter led by the international launch of HUMIRA, which exceeded our expectations. We also remain on track for a second-quarter spin-off of Hospira, as we continue to shift Abbott toward higher-growth, highly innovative businesses.”

-more-

ABBOTT REPORTS 13.9 PERCENT SALES INCREASE IN THE FIRST QUARTER

The following is a summary of first-quarter 2004 sales for each of Abbott’s major operating divisions.

Sales Summary – Quarter Ended 3/31/04	1Q04	Percent Change vs. 1Q03	Impact of Exchange on Percent Change
	($ millions)

Total Sales	$5,216	13.9	4.9

Total U.S. Sales	$3,077	11.3	—

Total International Sales (including direct exports from U.S.)	$2,139	17.7	12.4

U.S. Pharmaceutical Sales	$1,561	24.4	—

TAP Pharmaceutical Products Sales* (not consolidated in Abbott’s sales)	$859	(15.0)	—

U.S. Hospital Products Sales	$487	(0.8)	—

Ross Products (U.S.) Sales	$666	10.9	—

Worldwide Diagnostics Sales	$759	5.0	8.2

U.S. Diagnostics	$243	(10.2)	—

International Diagnostics	$516	14.1	13.2

International Division Sales	$1,592	19.0	12.5

International Pharmaceuticals	$966	20.7	13.9

International Hospital Products	$219	13.9	12.4

International Nutritionals	$407	17.8	9.0

Note:  See complete “Consolidated Statement of Earnings” for more information.

* Sales for TAP Pharmaceutical Products Inc., Abbott’s joint venture with Takeda Chemical Industries Ltd. of Osaka, Japan. While sales from the joint venture are not consolidated in Abbott’s net sales, Abbott’s portion of TAP’s net income is included in a separate income line on the “Consolidated Statement of Earnings.”

ABBOTT REPORTS 13.9 PERCENT SALES INCREASE IN THE FIRST QUARTER

The following is a summary of Abbott’s first-quarter 2004 sales for selected products.

Quarter Ended 3/31/04 (dollars in millions)	U.S. Sales	Percent Change vs. 1Q03	Rest of World	Percent Change vs. 1Q03		Global Sales	Percent Change vs. 1Q03

Pharmaceutical Products Group
Biaxin (clarithromycin)	$97	(17.8)	$223	10.4	(a)	$320	—
Flomax	$217	53.8	$10	50.5		$227	53.7
Depakote	$182	23.4	$10	11.3		$192	22.7
Kaletra	$88	10.1	$101	47.0	(b)	$189	27.2
Synthroid	$165	52.6	$11	43.4		$176	52.0
Ultane/Sevorane	$64	21.3	$106	24.2	(c)	$170	23.1
TriCor	$166	40.6	—	—		$166	40.6
HUMIRA	$102	n/m	$47	n/m		$149	n/m
Mobic	$103	62.8	—	—		$103	62.8
Omnicef	$72	40.0	—	—		$72	40.0
Leuprolide	—	—	$44	9.5	(d)	$44	9.5
Lansoprazole	—	—	$32	18.2	(e)	$32	18.2

Medical Products Group
Pediatric Nutritionals	$296	8.4	$135	18.3		$431	11.3
Adult Nutritionals	$212	9.8	$152	15.1	(f)	$364	11.9
Abbott Diabetes Care	$52	1.0	$90	18.2	(g)	$142	11.2
Abbott Vascular Devices	$53	21.5	—	—		$53	21.5

TAP Pharmaceutical Products (not consolidated in Abbott’s sales)
Prevacid	$679	(14.6)	—	—		$679	(14.6)
Lupron	$181	(15.2)	—	—		$181	(15.2)

(a)  Without the positive impact of exchange of 12.7 percent, clarithromycin sales decreased 2.3 percent internationally.

(b)  Without the positive impact of exchange of 19.3 percent, Kaletra sales increased 27.7 percent internationally.

(c)  Without the positive impact of exchange of 14.4 percent, Sevorane sales increased 9.8 percent internationally.

(d)  Without the positive impact of exchange of 12.8 percent, leuprolide sales decreased 3.3 percent internationally.

(e)  Without the positive impact of exchange of 13.2 percent, lansoprazole sales increased 5.0 percent internationally.

(f)  Without the positive impact of exchange of 11.0 percent, Adult Nutritional sales increased 4.1 percent internationally.

(g)  Without the positive impact of exchange of 15.2 percent, Abbott Diabetes Care sales increased 3.0 percent internationally.

n/m = Percent change is not meaningful.

ABBOTT REPORTS 13.9 PERCENT SALES INCREASE IN THE FIRST QUARTER

Medical Products Group Highlights

•                  Abbott received permission from the United States Department of Agriculture (USDA) to sell and distribute its rapid test for bovine spongiform encephalopathy (BSE), commonly known as mad cow disease. Prior to the approval of rapid BSE tests, the USDA used an immunohistochemistry BSE test, which took several days to perform and report the results.

•                  On April 6, Abbott completed the acquisition of TheraSense Inc., which will strengthen the company’s presence in the growing blood glucose monitoring market. This allows Abbott to better serve the needs of people with diabetes through a broader product line, a promising pipeline and critical mass in research, development, sales and marketing. TheraSense will be combined with the MediSense business to form Abbott Diabetes Care.

•                  During the quarter Abbott was awarded a multi-year contract to supply instruments and tests used for screening donated blood to the 76 members of America’s Blood Centers. In addition, the contract with the American Red Cross was amended to supply a second infectious disease test, hepatitis B surface antigen (HBsAg), for screening donated blood.

•                  In the first quarter, Abbott received U.S. Food and Drug Administration approval for 13 diagnostic assays, including assays for hepatitis, prostate specific antigen (PSA) and alpha-fetoprotein. During the quarter, Abbott launched 17 products, including hemoglobin A1c, with development partner Seradyn Inc., and a B-type natriuretic peptide (BNP) test with manufacturing partner, Axis-Shield plc.

•                  On Jan. 30, Abbott completed the final step in acquiring i-STAT Corp., a leading manufacturer of point-of-care diagnostic systems for blood analysis.

Pharmaceutical Products Group Highlights

•                  New Phase II HUMIRA® (adalimumab) data was presented that demonstrated patients with moderate to severe psoriasis receiving 40 mg HUMIRA every other week achieved statistically significant results after 12 weeks. More than 50 percent of patients achieved at least a 75 percent or greater improvement. These results were significantly better than the results of competitive treatments. The data also showed that HUMIRA was well tolerated.

•                  New treatment guidelines were published by the Sinus and Allergy Health Partnership identifying Omnicef® (cefdinir) as one of the primary treatment options for acute bacterial sinusitis. Omnicef is the only extended-spectrum cephalosporin included in the guidelines.

•                  Kaletra data was presented in February that suggests an HIV treatment regimen based on a once-daily dose of Kaletra® (lopinavir/ritonavir) had comparable viral suppression when compared to a twice-daily dose in patients new to treatment. Abbott continues to explore options in HIV therapy that offer dosing flexibility.

•                  On March 15, Abbott won the Depakote® (divalproex sodium) patent infringement lawsuit against TorPharm Inc. The U.S. District Court for the Northern District of Illinois ruled that TorPharm’s generic product infringes on the Abbott patents for Depakote. Abbott had previously won summary judgment against TorPharm in the Federal Circuit Court of Appeals. Depakote is an industry standard for treating epilepsy and bipolar disorder.

ABBOTT REPORTS 13.9 PERCENT SALES INCREASE IN THE FIRST QUARTER

Abbott confirms guidance for full-year 2004 and issues guidance for second-quarter 2004

Abbott’s earnings-per-share guidance for the full-year 2004 remains unchanged at $2.40 to $2.48. For the first time, Abbott is providing earnings-per-share guidance for the second-quarter 2004 of $0.57 to $0.59. Both of these forecasts exclude one-time charges, detailed below. This guidance assumes a full year of net income from the business components that will be separated into the new hospital products company, Hospira. The company expects to complete the spin-off of Hospira in the second quarter of 2004. After the spin-off, the historical results of Hospira through the date of the separation will be reflected in Abbott’s financial statements as “Discontinued Operations.” Abbott will adjust its 2004 consolidated earnings guidance when the dividend distribution is announced to reflect the shift of a portion of future earnings to the new company. (Please see Q&A Answer 8 for further detail.)

As previously announced, Abbott expects one-time charges in 2004 related to the spin-off of its core hospital products business, as well as acquired in-process research and development and integration costs associated with the acquisitions of i-STAT Corp. and TheraSense Inc. The impact is estimated to be approximately $0.20 per share for the full-year 2004, with $0.05 incurred in the first quarter, and approximately $0.11 per share expected in the second-quarter 2004. In accordance with Securities and Exchange Commission (SEC) Regulation G, Abbott notes that, including these charges, projected earnings per share under GAAP would be $2.20 to $2.28 for the full-year 2004 and $0.46 to $0.48 for the second-quarter 2004.

Abbott declares quarterly dividend

On Feb. 20, 2004, the board of directors of Abbott increased the company’s quarterly common dividend to 26 cents per share. The cash dividend is payable May 15, 2004, to shareholders of record at the close of business on April 15, 2004. This marks the 321st consecutive dividend paid by Abbott since 1924.

ABBOTT REPORTS 13.9 PERCENT SALES INCREASE IN THE FIRST QUARTER

Abbott Laboratories is a global, broad-based health care company devoted to the discovery, development, manufacture and marketing of pharmaceuticals and medical products, including nutritionals, devices and diagnostics. The company employs more than 70,000 people and markets its products in more than 130 countries.

Abbott’s news releases and other information are available on the company’s Web site at www.abbott.com. Abbott will webcast its live first-quarter earnings conference call through its Investor Relations Web site at www.abbottinvestor.com at 9 a.m. Central time today. An archived edition of the call will be available after noon Central time.

Private Securities Litigation Reform Act of 1995 —
Caution Concerning Forward-Looking Statements

Some statements in this news release may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. Abbott cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Economic, competitive, governmental, technological and other factors that may affect Abbott’s operations are discussed in the attached questions and answers section and in Exhibit 99.1 of our Securities and Exchange Commission 2003 Form 10-K for the period ended Dec. 31, 2003, and are incorporated by reference. Forward-looking statements in this press release should also be evaluated together with the disclosure regarding Hospira contained in the Risk Factors section of Hospira’s SEC Form 10. Abbott and Hospira undertake no obligation to release publicly any revisions to forward-looking statements as the result of subsequent events or developments.

Media Contacts:	Financial Analyst Contacts:

Melissa Brotz

John Thomas

(847) 935-3456	(847) 938-2655

Jonathon Hamilton

Larry Peepo

(847) 935-8646	(847) 935-6722

Christy Wistar
(847) 938-4475

ABBOTT REPORTS 13.9 PERCENT SALES INCREASE IN THE FIRST QUARTER

Abbott Laboratories and Subsidiaries
Consolidated Statement of Earnings
First Quarter Ended March 31, 2004 and 2003
(unaudited)

	2004	2003	Percent Change

Net Sales	$5,216,053,000	$4,580,463,000	13.9

Cost of products sold	2,480,281,000	2,197,741,000	12.9
Research & development	429,024,000	406,027,000	5.7
Acquired in-process research and development	59,900,000	—	n/m
Selling, general & administrative	1,214,682,000	996,205,000	21.9
Total Operating Cost and Expenses	4,183,887,000	3,599,973,000	16.2

Operating earnings	1,032,166,000	980,490,000	5.3

Net interest expense	35,345,000	37,290,000	(5.2)
Net foreign exchange loss	4,456,000	35,196,000	(87.3)
(Income) from TAP Pharmaceutical Products Inc. joint venture	(101,673,000)	(132,088,000)	(23.0)
Other (income)/expense, net	(15,346,000)	(13,831,000)	11.0
Earnings Before Taxes	1,109,384,000	1,053,923,000	5.3
Taxes on earnings	286,475,000	252,942,000	13.3

Net Earnings	$822,909,000	$800,981,000	2.7

Net Earnings Excluding One-Time Charges, as described below (1)	$896,393,000	$800,981,000	11.9

Diluted Earnings Per Common Share	$0.52	$0.51	2.0

Diluted Earnings Per Common Share Excluding One-Time Charges, as described below (1)	$0.57	$0.51	11.8

Average Number of Common Shares Outstanding Plus Dilutive Common Stock Options	1,572,119,000	1,568,097,000

(1)                                  2004 Net Earnings Excluding One-Time Charges excludes after-tax charges of $60 million or $0.04 per share for acquired in-process R&D related to the acquisition of i-STAT and $13 million or $0.01 per share relating to acquisition-related charges and charges relating to the spin-off of Hospira. (See Q&A Answer 9).

NOTE:            See attached questions and answers section for further explanation of Consolidated Statement of Earnings line items.

n/m =      Percent change is not meaningful.

ABBOTT REPORTS 13.9 PERCENT SALES INCREASE IN THE FIRST QUARTER

Questions & Answers

Q1)                            What impacted Pharmaceutical Products Group sales growth for the first quarter?

A1)                            Growth in the Pharmaceutical Products Group was driven by robust U.S. pharmaceutical sales, which grew 24.4 percent during the quarter. U.S. sales were led by double-digit growth in Depakote, TriCor, Omnicef, Ultane, Flomax and Mobic. Synthroid sales were also up significantly, positively impacted by a favorable comparison to the prior year when wholesalers were adjusting inventory levels following the 2002 approval of its new drug application.

Sales in Abbott’s international division grew 19.0 percent during the quarter. Pharmaceuticals led the growth (up 20.7 percent), driven by the international HUMIRA launch, which is exceeding company expectations, as well as the strong performance of Kaletra. Sevorane (sevoflurane) led the growth in international hospital products. International nutritionals grew double digits, led by both pediatric and adult nutritionals, as well as Synagis.

Q2)                            How did HUMIRA perform in the quarter and what are future sales expectations?

A2)                            The worldwide launch of HUMIRA continues to proceed very well, with the international launch ahead of company expectations. Worldwide HUMIRA sales this quarter were $149 million, with international sales contributing $47 million. In the United States, Abbott estimates HUMIRA now represents nearly 27 percent of new prescriptions within the self-injectable market for rheumatoid arthritis alone, which represents a 2.5 share point increase since December 2003.

Based on the positive performance of HUMIRA and the strength of the international launch, the company for the first time is providing a worldwide sales forecast of more than $1.2 billion for 2005.

Q3)                            What impacted Medical Products Group sales growth for the first quarter?

A3)                            Sales growth in the Medical Products Group of 9.2 percent was driven by strength in U.S. sales of nutritionals and vascular devices. Global sales of Abbott Diabetes Care (formerly MediSense Products) grew double digits, and the recent acquisition of TheraSense will continue to expand Abbott’s presence in the global blood glucose market. Growth in these businesses was partially offset by an expected sales decline in U.S. immunochemistry, where Abbott is introducing new products that are expected to build momentum in this business.

ABBOTT REPORTS 13.9 PERCENT SALES INCREASE IN THE FIRST QUARTER

Ross Products experienced its best sales performance in five years. Sales growth in adult nutritionals was primarily led by sales of ZonePerfect products, which were acquired in August 2003. The growth in pediatric nutritionals continues to be driven by the increased penetration of Similac Advance. Synagis co-promotion revenue was also strong in the quarter, growing double digits.

In Abbott’s global diagnostics business, worldwide sales increased 5.0 percent. In the United States, Abbott was awarded a multi-year contract to supply instruments and tests used for screening donated blood to the 76 members of America’s Blood Centers, and the contract with the American Red Cross was amended to supply a second infectious disease test for screening donated blood. In addition, 17 products were launched in the first quarter, including the cardiac marker, BNP, with more assay launches expected this year. Abbott has now stabilized its U.S. immunoassay business, but experienced an unfavorable year-over-year comparison to first quarter 2003, which was the division’s strongest quarter. International sales increased more than 14 percent supported by the benefit of exchange.

Q4)                            How did the gross margin ratio compare with the first quarter of 2003?

A4)                            Gross margin improved in the first quarter of 2004 (dollars in millions):

	1Q04		1Q03
	Cost of Products Sold	Gross Margin %	Cost of Products Sold	Gross Margin %

As reported under GAAP	$2,480	52.4%	$2,198	52.0%
Spin-off & integration- related costs	$(3)	0.01%	—	—
Excluding one-time charges	$2,477	52.5%	$2,198	52.0%

The improvement in the gross margin ratio was due primarily to improved sales mix, reflecting a relatively higher sales contribution from the pharmaceutical business.

Q5)                            What drove increases in SG&A and R&D in the quarter?

A5)                            During the first quarter Abbott continued to invest heavily in SG&A, which increased more than 20 percent, driven by continued investment in the worldwide launch of HUMIRA and promotional spending related to other major global pharmaceutical brands, as well as U.S. nutritionals.

Consistent with previous forecasts, R&D investment increased nearly 6 percent this quarter supporting key pipeline programs, including the promising follow-on indications for HUMIRA, other late-stage clinical programs in pharmaceuticals, vascular devices and molecular diagnostics.

ABBOTT REPORTS 13.9 PERCENT SALES INCREASE IN THE FIRST QUARTER

Q6)                            What was the tax rate this quarter?

A6)                            The tax rate in the first quarter for ongoing operations was 24.5 percent, consistent with previous guidance. Of the one-time charges, acquired in-process R&D was tax-effected at a lower tax rate. The impact is detailed below (dollars in millions):

	1Q04
	Pretax Income	Income Tax	Tax Rate

As reported under GAAP	$1,109	$286	25.8%
One-time charges	$78	$5	5.7%
Excluding one-time charges	$1,187	$291	24.5%

Q7)         How did the TAP joint venture perform during the quarter?

A7)                            As previously forecasted, and consistent with TAP’s full-year plan, sales for Prevacid and Lupron declined this quarter. Prevacid remains the proton pump inhibitor (PPI) market leader with market share of nearly 30 percent. In line with TAP’s expectations, the entire branded PPI market was impacted by a slowdown in market growth for promoted PPIs compared to the prior year. Year-to-date total prescriptions for the PPI market are slightly ahead of TAP’s expectations. TAP continues to forecast modest full-year 2004 sales growth for Prevacid, with significantly higher sales growth in the second half.

As expected, Lupron sales declined in the quarter following adjustments in Lupron’s price last year due to the entry of a new competitive product, which was initially priced lower than Lupron. TAP continues to promote the significant patient advantages and safety profile of Lupron to physicians and has seen its urology market share steadily improve since the competitive entry. TAP anticipates stronger growth for Lupron in the second half of this year and modest growth for full-year 2004.

As previously forecasted, first-quarter income from the TAP joint venture decreased from prior year. We expect TAP sales and income growth to improve in the second half of 2004, with the full-year contribution from TAP in the range of the 2003 contribution, and improving results moving into 2005.

ABBOTT REPORTS 13.9 PERCENT SALES INCREASE IN THE FIRST QUARTER

Q8)                            What is your guidance for ongoing earnings per share for the full-year and second-quarter 2004? How is the expected Hospira spin-off reflected in this guidance?

A8)                            Abbott’s earnings-per-share guidance for the full-year 2004 remains unchanged at $2.40 to $2.48. For the first time, Abbott is providing earnings-per-share guidance for the second-quarter 2004 of $0.57 to $0.59. Both of these forecasts exclude one-time charges. Our 2004 guidance assumes a full year of net income from the business components that will be separated into the new hospital products company, Hospira. As previously projected, the full-year 2004 ongoing earnings-per-share contribution to Abbott from the business components that will comprise Hospira is estimated to be approximately $0.160 to $0.175, as these businesses are currently structured within Abbott. After the spin-off, Hospira’s historical results through the spin-off date will continue to be reported in Abbott’s historical results, but they will be reclassified from “Continuing Operations” to a separate “Discontinued Operations” line item in Abbott’s Statement of Earnings.

As previously announced, Abbott expects one-time charges in 2004 related to the anticipated spin-off of its core hospital products business, as well as acquired in-process research and development and integration costs associated with the acquisitions of i-STAT and TheraSense. The impact is estimated to be approximately $0.20 per share for the full-year 2004, with $0.05 incurred in the first quarter, and approximately $0.11 per share expected in the second quarter, when the TheraSense transaction closed and the spin-off of Hospira is expected to occur. In accordance with Securities and Exchange Commission (SEC) Regulation G, Abbott notes that, including these charges, projected earnings per share under GAAP for 2004 would be $2.20 to $2.28 and $0.46 to $0.48 for the second-quarter 2004.

ABBOTT REPORTS 13.9 PERCENT SALES INCREASE IN THE FIRST QUARTER

Q9)                            How did one-time charges impact quarterly comparisons?

A9)                            One-time charges impacted the first quarter as follows (dollars in millions, except earnings-per-share data):

	1Q04			1Q03
	Earnings			Earnings
	Pretax	After Tax	EPS	Pretax	After Tax	EPS
As reported under GAAP	$1,109	$823	$0.52	$1,054	$801	$0.51
Add back one-time charges:
Acquired in-process R&D	$60	$60	$0.04	—	—	—
Spin-off & integration- related costs	$18	$13	$0.01	—	—	—
Excluding one-time charges	$1,187	$896	$0.57	$1,054	$801	$0.51

Pretax impact of the one-time charges by Consolidated Statement of Earnings line item is as follows (dollars in millions):

	1Q04
	Acquired in- process R&D	Cost of products sold	SG&A	Other	Total
Acquired in-process R&D	$60	—	—	—	$60
Spin-off & integration- related costs	—	$3	$13	$2	$18

First-quarter 2004 was impacted by one-time charges related to acquisitions and the planned spin-off of Hospira, consistent with previous forecasts.

Q10)                     How does the planned spin-off of Hospira, and other organizational changes at Abbott, impact business segment sales reporting during 2004?

A10)                     Beginning in the first-quarter 2004, as a result of shifts of reporting responsibilities for certain products previously included in U.S. Hospital Products Sales, Abbott has adjusted its business segment reporting to reflect segment reclassifications effective Jan. 1, 2004. The following schedule details Abbott’s segment sales as they were reported in 2003, explains the products that have been reclassified between segments, and provides the resulting business segment sales based on these reclassifications (dollars in millions):

ABBOTT REPORTS 13.9 PERCENT SALES INCREASE IN THE FIRST QUARTER

1Q03	As Reported in 1Q03	Segment Reclassifications		New Business Segment
U.S. Pharmaceutical Sales	$1,074	$181	(a)	$1,255
U.S. Hospital Products Sales	717	(226)		491	(b)
Ross Products (U.S.) Sales	601	—		601
Worldwide Diagnostic Sales	723	—		723
International Division Sales	1,339	—		1,339	(c)
Other Sales	126	45	(d)	171
1Q03 Total Sales	$4,580	$—		$4,580

2Q03	As Reported in 2Q03	Segment Reclassifications		New Business Segment
U.S. Pharmaceutical Sales	$1,264	$200	(a)	$1,464
U.S. Hospital Products Sales	748	(240)		508	(b)
Ross Products (U.S.) Sales	478	—		478
Worldwide Diagnostic Sales	756	—		756
International Division Sales	1,400	—		1,400	(c)
Other Sales	78	40	(d)	118
2Q03 Total Sales	$4,724	$—		$4,724

3Q03	As Reported in 3Q03	Segment Reclassifications		New Business Segment
U.S. Pharmaceutical Sales	$1,287	$215	(a)	$1,502
U.S. Hospital Products Sales	791	(278)		513	(b)
Ross Products (U.S.) Sales	519	—		519
Worldwide Diagnostic Sales	756	—		756
International Division Sales	1,359	—		1,359	(c)
Other Sales	134	63	(d)	197
3Q03 Total Sales	$4,846	$—		$4,846

4Q03	As Reported in 4Q03	Segment Reclassifications		New Business Segment
U.S. Pharmaceutical Sales	$1,595	$235	(a)	$1,830
U.S. Hospital Products Sales	822	(296)		526	(b)
Ross Products (U.S.) Sales	538	—		538
Worldwide Diagnostic Sales	805	—		805
International Division Sales	1,587	—		1,587	(c)
Other Sales	184	61	(d)	245
4Q03 Total Sales	$5,531	$—		$5,531

ABBOTT REPORTS 13.9 PERCENT SALES INCREASE IN THE FIRST QUARTER

FY03	As Reported in FY03	Segment Reclassifications		New Business Segment
U.S. Pharmaceutical Sales	$5,220	$831	(a)	$6,051
U.S. Hospital Products Sales	3,078	(1,040)		2,038	(b)
Ross Products (U.S.) Sales	2,136	—		2,136
Worldwide Diagnostic Sales	3,040	—		3,040
International Division Sales	5,685	—		5,685	(c)
Other Sales	522	209	(d)	731
FY03 Total Sales	$19,681	$—		$19,681

(a).       U.S. Pharmaceutical Sales. These amounts represent proprietary hospital pharmaceuticals, such as the anesthesia agent, Ultane® (sevoflurane); neuromuscular blockers and pain management products; as well as the vitamin D therapy, Zemplar® (paricalcitol injection), that were part of U.S. Hospital Products Sales in 2003.

(b).      U.S. Hospital Products Sales. Most of this business segment is expected to be spun off as the major operating component of Hospira, with the remainder moving to U.S. Pharmaceutical Sales and Other Sales as described in footnotes a and d. In the first quarter of 2004, only the domestic core hospital businesses that are expected to be spun off to Hospira are reported in U.S. Hospital Products Sales.

(c).       International Division Sales. No reporting changes have been made to Abbott’s international hospital business prior to the expected spin-off. After the spin-off, we will continue to report sales for the International Division by its pharmaceuticals and nutritionals components. The pharmaceuticals component will include the reclassification of the hospital pharmaceuticals that were included in the hospital component in 2003. The nutritionals component of the international division will be unchanged. Please note that after the spin-off, we will include these reclassifications in an 8-K that will reflect Abbott’s final segment reporting structure.

(d).      Other Sales. Abbott will retain, as part of the Medical Products Group, Abbott Vascular Devices and Spinal Concepts. Both of these businesses were previously part of U.S. Hospital Products Sales. For segment reporting purposes, these businesses are now included in Other Sales.

Information in Q&A Answer 10 was also included in a recently filed SEC Form 8-K.

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